Exhibit 99.1

Company Press Release

Thursday August 5, 2004

Advant-e Corporation Announces Second Quarter 2004 Results

Company Reports 19% Increase in Revenue over Q2 2003;

Net Income of $107,343 compared to Net Loss of $5,979 in 2003

DAYTON, Ohio, August 5, 2004 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based business-to-business electronic commerce services, today announced financial and operating results for the quarter ending June 30, 2004.

For the second quarter of 2004 the Company reported revenues of $851,982, a 19% increase over revenues of $715,108 in the second quarter of 2003. The increase in revenue was the result of continued growth and market acceptance of the Company’s internet-based electronic commerce subscription services.

Net income for the quarter was $107,343, or $.02 per share, compared to a net loss of $5,979, or ($.00) per share for the same period in 2003.

Jason K. Wadzinski, President and CEO of Advant-e, stated, “I am pleased to report that we have achieved our internal goal of 20% pre-tax profitability for the third consecutive quarter. Our strong cash flow has enabled us to build our cash balance to over $500,000 during the quarter, while at the same time investing in our document processing infrastructure to support our future anticipated growth. We have made significant progress over the last twelve months in building a strong foundation to support our strategy of extending our leadership in the grocery industry and targeting other vertical markets for our Internet-based EDI solutions.”

For the six months ending June 30, 2004 the Company reported revenues of $1,690,617, a 24% increase over revenues of $1,364,486 in the same period in 2003. Net income for the period in 2004 was $221,584, or $.04 per share ($0.03 per share on diluted basis), compared to a net loss of $75,803, or ($.01) per share in the 2003 period.

The Securities and Exchange Commission informed the Company that its registration statement for 1,603,915 common shares became effective on July 23, 2004. The shares included 583,915 outstanding shares that were issued to former holders of the Company’s convertible subordinated notes and 1,020,000 shares to be issued upon the exercise of warrants held principally by former note holders.

The outstanding warrants are for the issuance of 750,000 shares of common stock at $1.205 per share, 250,000 shares at $1.25 per share, and 20,000 shares at $1.48 per share. The warrants are exercisable as follows: 925,000 warrants between September 27, 2005 and December 13, 2005, 20,000 through June 25, 2006, and 75,000 through December 5, 2006.

About Advant-e Corporation

Advant-e, via its wholly owned and sole operating subsidiary Edict Systems, Inc., is a provider of Business-to-Business electronic commerce software and Internet-based applications specializing in Electronic Data Interchange (EDI) and XML-based solutions for recurring transactions. Advant-e specializes in horizontal transaction services via EnterpriseEC®, an Internet-based Electronic Business Transaction Network, and within specific vertical industries via web-based “vortals” including www.GroceryEC.com, www.RetailEC.com, www.CPGSupplier.com, www.LogisticsEC.com, and www.MfgEC.com.

In addition to Internet and web-based e-commerce solutions, Edict Systems also provides e-commerce integration and bar coding applications via its FORMULA_ONE® translation software and Bar Code Label Modules. Additional information about Advant-e Corporation can be found at www.Advant-e.com and www.edictsystems.com or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue	$851,982	715,108	1,690,617	1,364,486
Cost of revenue	310,264	305,352	604,481	609,164

Gross margin	541,718	409,756	1,086,136	755,322
Marketing, general and administrative expenses	361,375	358,707	713,972	732,818

Operating income	180,343	51,049	372,164	22,504
Interest	—	53,076	2,180	106,362

Income (loss) before taxes	180,343	(2,027)	369,984	(83,858)
Income taxes (benefit)	73,000	3,952	148,400	(8,055)

Net income (loss)	$107,343	(5,979)	221,584	(75,803)

Basic earnings (loss) per common share	$0.02	(0.00)	0.04	(0.01)

Diluted earnings (loss) per common share	$0.02	(0.00)	0.03	(0.01)

Weighted average common shares outstanding	6,244,917	5,661,002	6,244,917	5,661,002

Weighted average common shares outstanding, assuming dilution	6,722,654	5,661,002	6,627,694	5,661,002

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

	June 30, 2004	December 31, 2003
Assets

Current Assets
Cash and cash equivalents	$529,578	$216,448
Accounts receivable, net	244,428	215,895
Prepaid expenses and deposit	9,362	16,187
Deferred income taxes	157,000	266,400

Total current assets	940,368	714,930

Software development costs, net	401,909	481,678

Property and equipment, net	261,202	168,687

Total assets	$1,603,479	$1,365,295

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$104,975	$72,172
Accrued salaries and other expenses	88,226	71,867
Deferred revenue	122,279	90,931
Notes payable	—	94,965

Total current liabilities	315,480	329,935

Long-term liabilities
Deferred income taxes	195,000	156,000

Total liabilities	510,480	485,935

Shareholders’ equity
Common stock, $.001 par value; 20,000,000 shares authorized; 6,244,917 outstanding	6,245	6,245
Paid-in capital	1,483,482	1,491,427
Accumulated deficit	(396,728)	(618,312)

Total shareholders’ equity	1,092,999	879,360

Total liabilities and shareholders’ equity	$1,603,479	$1,365,295

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities
Net income (loss)	$221,584	(75,803)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	34,099	22,846
Amortization of software development costs	164,014	139,881
Deferred income taxes (benefit)	148,400	(8,055)
Amortization of note discount resulting from valuation of warrants and beneficial conversion features	—	43,586
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(28,533)	(17,612)
Prepaid expenses	6,825	9,666
Accounts payable	32,803	(24,253)
Accrued salaries, interest and other expenses	16,359	66,545
Deferred revenue	31,348	(16,538)

Net cash provided by operating activities	626,899	140,263

Cash flows from investing activities
Purchases of equipment	(126,614)	(22,083)
Software development costs	(84,245)	(83,166)

Net cash used in investing activities	(210,859)	(105,249)

Cash flows from financing activities
Payments on bank notes	(94,965)	(6,867)
Payments of direct costs of securities offering	(7,945)	—

Net cash used in financing activities	(102,910)	(6,867)

Net increase in cash and cash equivalents	313,130	28,147

Cash and cash equivalents, beginning of period	216,448	98,740

Cash and cash equivalents, end of period	$529,578	126,887

Supplemental disclosures of cash flow information: Interest paid	$3,014	12,382

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any or its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.